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                         FIRST COMMUNITY FINANCIAL GROUP
                              EMPLOYMENT AGREEMENT



         THIS EMPLOYMENT AGREEMENT ("Agreement"), signed December 28, 1998, between FIRST COMMUNITY FINANCIAL GROUP and FIRST COMMUNITY BANK OF WASHINGTON (collectively, the "Bank") and JAMES F. ARNESON ("Executive") takes effect on the Effective Date of this document ("Effective Date").

                                    RECITALS

A. Executive is presently the Bank's Chief Financial Officer. The Bank wishes to continue Executive's employment in that capacity under the terms and conditions of this Agreement.

B. Under the terms of this Agreement, Executive wishes to continue his employment with the Bank (or its successor, if any) on a full-time basis for the period provided in this Agreement.

                                    AGREEMENT

         The parties agree as follows.

1. EMPLOYMENT. The Bank will continue Executive's employment during the Term, and Executive accepts employment by the Bank on the terms and conditions set forth in this Agreement. Executive's title will be "Chief Financial Officer."

2.       EFFECTIVE DATE AND TERM.

         (a)      EFFECTIVE DATE.  This Agreement is effective as of
                  March 1, 1998.

         (b) TERM. The term of this Agreement ("Term") is two years, beginning on the Effective Date and will be automatically extended one additional year on the anniversary of the Effective Date.

3. DUTIES. Executive will faithfully and diligently perform the duties assigned to Executive from time to time by the Bank's Chairman or President, consistent with the duties that have been normal and customary to Executive's position. Executive will use his best efforts to perform his duties and will devote full time and attention to these duties. Executive will report directly to the Bank's President. The Bank's board of directors may, from time to time, modify Executive's title or performance responsibilities to accommodate management succession, as well as any other management objectives of the Bank.

4. SALARY. Initially, Executive will receive a salary of $90,000 per year, to be paid in accordance with the Bank's regular payroll schedule.


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5.       INCENTIVE COMPENSATION. The Bank's board of directors, will determine the amount of bonus, if any, to be paid by the Bank to Executive for each year during the Term. In making this determination, the Bank's board of directors will consider factors such as Executive's performance of his duties and the safety, soundness, and profitability of the Bank. Executive's bonus, if any, will reflect Executive's contribution to the performance of the Bank during the year.

6. INCOME DEFERRAL AND BENEFITS. Subject to eligibility requirements and in accordance with and subject to any policies adopted by the Bank. Executive will be entitled to receive benefits (including stock options and participation in the Executive Supplemental Income Plan) similar to those offered to other executive officers of the Bank and its subsidiaries with position and duties comparable to those of Executive.

7. BUSINESS EXPENSES. The Bank will reimburse Executive for ordinary and necessary expenses (including, without limitation, travel, entertainment, and similar expenses) incurred in performing and promoting the Bank's business. Executive will present from time to time itemized accounts of these expenses, subject to any limits of Bank policy or the rules and regulations of the Internal Revenue Service.

8.       CHANGE IN CONTROL

                  (a) DEFINITION OF "CHANGE IN CONTROL." "Change in Control" of the Bank shall be deemed to have occurred if (i) any person, firm, corporation or other business entity, at any time, by merger, consolidation, purchase or otherwise, is or becomes the "beneficial owner" directly or indirectly, of securities of the Bank representing 50% or more of the combined voting power of the Bank's then outstanding securities; or (ii) an agreement is approved for the sale or disposition of all or substantially all of the Bank's assets; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of a least two-thirds of the directors then still in office who were directors at the beginning of the period.

                  (b) DEFINITION OF "CHANGE IN CONTROL PERIOD." "Change in Control Period" shall be defined as any time during a period beginning six months prior to the earlier of a public announcement of a Change In Control if public announcement is made, or the date on which the Board of Directors knows, or should reasonably know of an impending Change in Control, and ending twenty four (24) months subsequent to the consummation of a Change in Control.

                  (c) STOCK OPTIONS. Upon a change in control rights to all unexpired stock options granted to Executive will fully and immediately vest. If terminated within the Change in Control Period, but prior to the Change in Control, any options that may have expired as a result of the termination will be reinstated upon the consummation of the Change in Control such that the option or the related right as defined in the option plan may be exercised in accordance with the plan.


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         (d)      SALARY CONTINUATION PAYMENT. Upon Termination on
                  Change in Control Executive will receive cash payments for a period of 24 months equal to the highest monthly base salary he has received in any of the 24 months prior to termination.



9.       TERMINATION.

         (a)      TERMINATION BY BANK FOR CAUSE. If, before the end of the
                  Term, the Bank terminates Executive's employment for Cause or Executive terminates his employment without Good Reason, the Bank will pay Executive the salary earned and expenses reimbursable under this Agreement incurred through the date of Executive's termination. At the election of the Bank, Executive will be subject to the noncompetition and nonsolicitation requirements as described in SECTION 13 and will receive noncompetition compensation as described in
                  SECTION 13e.

         (b) TERMINATION BY BANK OR EXECUTIVE. If before the end of the Term, the Bank terminates Executive's employment without Cause or Executive terminates his employment for Good Reason (defined below), the Bank will pay Executive an amount equal to one year's salary. Additionally, Executive will be subject to the noncompetition and nonsolicitation requirements of
                  SECTION 13 for 12 months following termination and will receive noncompetition compensation as described in SECTION 13e.

         (c) DEATH OR DISABILITY. This Agreement terminates (1) if Executive dies or (2) if Executive is unable to perform his duties and obligations under this Agreement for a period of 90 days as a result of a physical or mental disability arising at any time during the term of this Agreement, unless with reasonable accommodation Executive could continue to perform his duties under this Agreement and making these accommodations would not require the Bank to expend any funds. If termination occurs under this Section 8(c), Executive or his estate will be entitled to receive only the compensation and benefits earned and expenses reimbursable through the date this Agreement terminated.

         (d) TERMINATION RELATED TO A CHANGE IN CONTROL. In the event that any person extends any proposal or offer which is intended to or may result in a Change in Control, Executive shall, at the Company's request, assist the Company in evaluating such proposal or offer. Further, as a condition to receipt of the Salary Continuation Payment defined below, Executive agrees not to resign his position with the Company during any period from the receipt of a specific Change in Control proposal up to the consummation or abandonment of the transaction contemplated by such Proposal.

                  (1) TERMINATION BY BANK. If the Bank, or its successor in interest by merger, or its transferee in the event of a purchase in an assumption transaction, for reasons other than Executive's death, disability, or Cause terminates Executive's employment within the Change in Control Period, the Bank will pay Executive the Salary Continuation Payment.


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                  (2)      TERMINATION BY EXECUTIVE. If Executive terminates
                           Executive's employment, with or without Good Reason, within one year following a Change in Control, the Bank will pay Executive the Salary Continuation Payment.

         (e) RETURN OF BANK PROPERTY. If and when Executive ceases, for any reason, to be employed by the Bank, Executive must return to the Bank all keys, pass cards, identification cards and any other property of the Bank. At the same time, Executive also must return to the Bank all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of the Bank. The obligations in this paragraph include the return of documents and other materials which may be in Executive's desk at work, in Executive's car or place of residence, or in any other location under Executive's control.

         (f) EXECUTIVE SUPPLEMENTAL INCOME (ESI) PLAN. In addition to the benefits described above, Executive may be covered under an Executive Supplemental Income agreement. Upon termination, Executive's rights with respect to ESI benefits will be determined in accordance with the ESI agreement.

10.      DEFINITION OF CAUSE  "Cause" means any one or more of the following:

                  Willful misfeasance or gross negligence in the performance of Executive's duties;

                  Conviction of a crime in connection with his duties;

                  Conduct demonstrably and significantly harmful to the Bank, as reasonably determined by the Bank's board of directors on the advice of legal counsel; or

                  Permanent disability, meaning a physical or mental impairment which renders Executive incapable of substantially performing the duties required under this Agreement, and which is expected to continue rendering Executive so incapable for the reasonably foreseeable future.

11. DEFINITION OF GOOD REASON. "Good Reason" means only any one or more of the following:

                  Reduction, without Executive's consent, of Executive's salary or elimination of any compensation or benefit plan benefitting Executive unless applicable to all officers;

                  The assignment to Executive without his consent of any authority or duties materially inconsistent with Executive's position as of the date of this Agreement; or

                  A relocation or transfer of Executive's principal place of employment that would require Executive to commute on a regular basis more than 30 miles each way from his current business office at the Bank on the date of this Agreement, unless Executive consents to the relocation or transfer.


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12.      CONFIDENTIALITY. Executive will not, after signing this Agreement, including during and after its Term, use for his own purposes or disclose to any other person or entity any confidential information concerning the Bank, unless (1) the Bank consents to the use or disclosure of their respective confidential information, (2) the use or disclosure is consistent with Executive's duties under this Agreement, or (3) disclosure is required by law or court order.

13.      NONCOMPETITION.

         (a) PARTICIPATION IN A COMPETING BUSINESS. During the Term and for twelve (12) months after expiration of the Term (such 12-months being the "Post-Term Period") (regardless of whether Executive's employment ends at the end of the Term or at some other point after the end of the Term), Executive will not become involved with a Competing Business or serve, directly or indirectly, a Competing Business in any manner, including, without limitation, as a shareholder, member, partner, director, officer, manager, investor, organizer, "founder," employee, consultant, or agent; PROVIDED, HOWEVER, that Executive may acquire and own an interest not exceeding 2% of the total equity interest in any publicly held entity whose equity securities are listed on a national securities exchange (whether or not such entity is a Competing Business). Executive's noncompetition obligations for the Post-Term Period will not apply if termination occurs within the Change in Control Period.

         (b)      NO SOLICITATION. During the Term and for the Post-Term
                  Period (regardless of whether Executive's employment ends at the end of the Term or at some other point after the end of the Term), Executive will not directly or indirectly solicit or attempt to solicit (1) any employees located in Thurston, Pierce, Mason or Lewis Counties in Washington State (the "Counties") of the Bank, to leave their employment or (2) any customers located in the Counties of the Bank, to remove their business from the Bank, or to participate in any manner in a Competing Business. Solicitation prohibited under this Section includes solicitation by any means, including, without limitation, meetings, letters or other mailings, electronic communications of any kind, and internet communications. Executive's nonsolicitation obligations for the Post-Term Period will not apply if termination occurs within the Change in Control Period.

         (c) EMPLOYMENT OUTSIDE THE COUNTIES. Nothing in this Agreement prevents Executive from accepting employment after the end of the Term outside the Counties from a Competing Business, as long as Executive will not (a) act as an employee or other representative or agent of the Competing Business within the Counties or (b) have any responsibilities for the Competing Business' operations within the Counties.

         (d) COMPETING BUSINESS. "Competing Business" means any financial institution or trust company that competes with, or will compete in the Counties with, the Bank. The term "Competing Business" includes, without limitation, any start-up or other financial institution or trust company information.


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         (e)      NONCOMPETITION COMPENSATION. As compensation for the
                  agreements referred to in Section 13, commencing at the beginning of the Post-Term Period, Executive will receive cash payments from the Bank for a period of 12 successive months equal to the highest monthly base salary paid in any of the 12 months prior to termination.

14.      ENFORCEMENT.

         (a) The Bank and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Executive and the Bank, the agreements referred to in Sections 12 and 13 (including without limitation their scope, duration and geographic extent) are fair and reasonably necessary for the protection of the Bank's confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and the Bank request the court to reform these provisions to restrict Executive's use of confidential information and Executive's ability to compete with the Bank to the maximum extent, in time, scope of activities, and geography, the court finds enforceable.

(b) Executive acknowledges that the Bank will suffer immediate and irreparable harm that will not be compensable by damages alone, if Executive repudiates or breaches any of the provisions of Sections 12 or 13 or threatens or attempts to do so. For this reason, under these circumstances, the Bank, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary, and permanent injunctions in order to prevent or restrain the breach, and neither the Bank will be required to post a bond as a condition for the granting of this relief.

15. ADEQUATE CONSIDERATION. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Sections 12 and 13 and that the Bank is entitled to require him to comply with these Sections. These Sections will survive termination of this Agreement. Executive represents that if his employment is terminated, whether voluntarily or involuntarily, Executive has experience and capabilities sufficient to enable Executive to obtain employment in areas which do not violate this Agreement and that the Bank's enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.

16.      ARBITRATION.

         (a) ARBITRATION. At either party's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will


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                  provide the parties with a written decision naming the
                  substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees.

         (b) GOVERNING LAW. All proceedings will be held at a place designated by the arbitrator in Thurston County, Washington. The arbitrator, in rendering a decision as to any state law claims, will apply Washington law.

         (c) EXCEPTION TO ARBITRATION. Notwithstanding the above, if Executive violates Section 12 or 13, the Bank will have the right to initiate the court proceedings described in Section 14(b), in lieu of an arbitration proceeding under this Section
                  16. The Bank may initiate these proceedings wherever appropriate within Washington State; but Executive will consent to venue and jurisdiction in Thurston County, Washington.

17.      MISCELLANEOUS PROVISIONS.

         (a) DEFINED TERMS. Capitalized terms used as defined terms, but not defined in this Agreement, will have the meanings assigned to those terms in the Plan.

         (b) ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the parties concerning its subject matter and supersedes all prior agreements. Accordingly, Executive specifically waives the terms of and all of his rights under all employment, change-in-control and salary continuation agreements, whether written or oral, he has previously entered into with the Bank or any of its Subsidiaries or affiliates.

         (c) BINDING EFFECT. This Agreement will bind and inure to the benefit of the Bank's, and Executive's heirs, legal representatives, successors and assigns.

         (d) LITIGATION EXPENSES. If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this party will be entitled to reimbursement from the other party for any and all of its out-of-pocket expenses and costs including, without limitation, reasonable attorneys' fees and costs incurred in connection with the enforcement or collection.

         (e) WAIVER. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party's waiver of the other party's breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

         (f) COUNSEL REVIEW. Executive acknowledges that he has had the opportunity to consult with independent counsel with respect to the negotiation, preparation, and execution of this Agreement.

         (g) ASSIGNMENT. The services to be rendered by Executive under this Agreement are unique and personal. Accordingly, Executive may not assign any of his rights or duties under this Agreement.


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         (h)      AMENDMENT. This Agreement may not be modified or amended
                  except by a written instrument signed by both parties with the prior written consent of the Bank.

         (i) SEVERABILITY. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

         (j) GOVERNING LAW AND VENUE. This Agreement will be governed by and construed in accordance with Washington law, except to the extent that certain matters may be governed by federal law. Except as otherwise provided in Section 16(c), the parties must bring any legal proceeding arising out of this Agreement in Thurston County, Washington, and the parties will submit to jurisdiction in that county.

         (k) COUNTERPARTS. This Agreement may be executed in one or more facsimile counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

Signed: December 28, 1998:
        -----------------

                                        FIRST COMMUNITY FINANCIAL GROUP



                                         /s/ Ken F. Parsons
                                         ---------------------------------------
                                         By:  Ken F. Parsons
                                         Its: President and CEO

                                         FIRST COMMUNITY BANK OF WASHINGTON

                                         /s/ Ken F. Parsons
                                         ---------------------------------------
                                         By:  Ken Parsons
                                         Its: Chairman, President and CEO

                                         JAMES F. ARNESON, individually


                                         /s/ James F. Arneson
                                         ---------------------------------------
                                         JAMES F. ARNESON







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